EXHIBIT 99.1

Corporate Headquarters: 2721 Shattuck Ave., #305, Berkeley, CA  94705

Andalay Solar Announces Second Quarter 2015 Results

Berkeley, CA, October 9, 2015 – Andalay Solar, Inc. (OTCMKS:WEST), a supplier of integrated solar power systems, today announced its second quarter 2015 financial results.

Over the past few months it has became clear that it is critical for Andalay to substantially reduce its operating expenses, and that Andalay lacked the scale and resources to continue with the full service distribution business. The future success of the Company rests not just on pursuing a licensing strategy but also to ensure that its operating expenses are as low as possible.

“We had to make many painful decisions to significantly reduce our expenses and spend time to set up the new relationships with strategic partners, and can now report that our ongoing expense run rate is less than 50% of what it had been in the first half of 2015,” commented Steven Chan, President & CEO. “There have certainly been some transitional issues with migrating to this leaner company structure which we hope to mostly resolve during this quarter.”

As part of this cost reduction effort, Andalay closed its in-house product distribution and installation business, and established two initial distribution partners, Magerack Corporation in California (www.magerack.com) and Rectify Solar in Indiana (www.rectifysolar.com), from whom existing and prospective customers are now able to purchase both the Andalay mounting hardware as well as the Andalay compatible module produced by Hyundai Heavy Industries Ltd.

Andalay’s licensing strategy for the future is designed to provide economies of scale to reduce working capital strain and facilitate increased gross margins to enable the Company to more rapidly scale sustainable and accretive growth in revenue, as well as eventual profits. The Company will focus on the initiatives related to this which include partnering with a top 20 residential installer or distributor, partnering with Tier One module companies to license the Andalay technology, including the existing license with Hyundai, and focusing on a scalable and lean go-to-market execution plan.

The Company is still working with financial advisors to raise capital and settle past debts and accounts payables. It is critical to Andalay’s future that it successfully does this in order to have the financial strength to be able to execute on the future strategy.

Second Quarter Financial Results

Revenue for the quarter ended June 30, 2015 was $342,000, compared to $307,000 in the second quarter of 2014 and $275,000 in the first quarter of 2015.  Revenue in the second quarter of 2015 increased by $35,000 or 11.4% compared to the same period in the prior year.   The sequential increase in revenue of $67,000 or 24.5% was primarily due to increased distribution sales activities.

Gross loss for the second quarter of 2015 was $456,000 or (133.4%) of revenue, compared to a gross profit of $10,000 or 3.3% of revenue for the second quarter of 2014, and a gross loss of $12,000 or (4.3%) of revenue for the first quarter of 2015. The year-over-year decrease and sequential decrease in gross margin was due to inventory adjustments taken in the second quarter of 2015. Without the inventory adjustment of $354,000, the gross margin of for the second quarter of 2015 would have been (29.9)%.

Total operating expenses in the second quarter of 2015 were $718,000 compared to $613,000 for the same period last year and $792,000 for the first quarter of 2015. The year-over-year increase is due to higher general and administrative expenses of $102,000 principally associated with higher professional fees and payroll costs partially offset by lower stock compensation expense.  Compared to the first quarter of 2015, total operating expenses decreased $74,000 due principally to general and administrative expense of $82,000 and higher sales and marketing expense of $8,000. The sequential decrease in general and administrative costs was due to lower professional fees, UL testing fees, rent and settlement costs.  The sequential increase in sales and marketing expenses was primarily due to travel costs. Stock-based compensation expense included in total operating expenses was $40,000 for the second quarter of 2015, compared to $105,000 for the same period of 2014 and $69,000 in the first quarter of 2015. Cash operating expenses (adjusted to exclude stock-based compensation expense and depreciation and amortization expense) were $649,000 for the second quarter of 2015, compared to $476,000 for the same period last year and $694,000 for the first quarter of 2015.

Net loss was $527,000 compared to a net loss of $631,000 in the same period last year, and a net loss of $825,000 in the first quarter of 2015. The net loss includes a favorable non-cash adjustment for relief of debt of $733,000 in the second quarter of 2015 and a favorable non-cash adjustment to the fair value of embedded derivatives of $85,000 in the same period last year and a favorable non-cash adjustment to the fair value of embedded derivatives of $41,000 in the first quarter of 2015.

Net loss attributable to common shareholders (which includes preferred stock dividends) was $527,000 or $0.00 per share in the second quarter of 2015 compared to $636,000 or $0.00 per share in the second quarter of 2014 and $825,000 or $0.00 per share in the first quarter of 2015.

Andalay Solar, Inc., 2721 Shattuck Ave., #305, Berkeley, CA  94705
 www.andalaysolar.com

About Andalay Solar: (OTCQB:WEST)

Founded in 2001, the Company is a designer and manufacturer of integrated solar power systems. The Company has been a pioneer in the concept of integrating the racking, wiring and grounding directly into a solar panel. The Company's AC solar panel reduces the number of components for a rooftop solar installation by approximately 80% and lowers labor costs by approximately 50%. This AC panel, which won the 2009 Popular Mechanics Breakthrough Award, has become the industry's most widely installed AC solar panel. The Company currently sells its new generation "Instant Connect®" products in both AC-ready and DC format which provide the best combination of safety, performance and reliability. For more information on the Company, visit www.andalaysolar.com.

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "cash operating expenses". These measures should be considered in addition to results prepared in accordance with GAAP (“Generally Accepted Accounting Principles”), but should not be considered a substitute for, or superior to, GAAP results. The Company is presenting cash operating expenses because it believes that it provides useful information to investors about Andalay Solar, its business, and its financial condition. The Company defines cash operating expenses as net income from continuing operations before the effects of preferred stock dividends and preferred deemed dividends, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation, adjustment to fair value of embedded derivatives and adjustment of fair value of common stock warrants. The Company believes cash operating expenses is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and as an element in determining executive compensation.

Forward-Looking and Cautionary Statements - Safe Harbor

Statements made in this release that are not historical in nature, including those related to market acceptance of products, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "projects," "plans," "will," "may," "can," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements include all statements related to our long-term business and licensing strategy, our ability to win customers among the top 20 installers and distributors, our ability to meaningfully conduct business via our new distribution partners, our ability to raise capital and to settle our debts, and our statements regarding our financial performance and the reasons stated for such performance, which may not result in similar financial performance in the future.   The statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Additional information will also be set forth in those sections in Andalay Solar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. All information set forth in this press release and its attachments is as of today’s date. Andalay Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Andalay Solar Contact:

Steven Chan
President and Chief Executive Officer
(408) 402-9400
schan@andalaysolar.com

- Tables to Follow

Andalay Solar, Inc., 2721 Shattuck Ave., #305, Berkeley, CA  94705
 www.andalaysolar.com

Andalay Solar, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net revenue	$341,982	$306,919	$616,623	$449,401
Cost of goods sold	798,100	296,640	1,084,482	432,028
Gross profit (loss)	(456,118)	10,279	(467,859)	17,373
Operating expenses
Sales and marketing	78,787	75,332	149,916	138,716
General and administrative	639,709	537,382	1,361,067	1,141,546
Total operating expenses	718,496	612,714	1,510,983	1,280,262
Loss from continuing operations	(1,174,614)	(602,435)	(1,978,842)	(1,262,889)
Other income (expense)
Interest expense, net	(84,966)	(113,874)	(147,179)	(190,959)
Adjustment to the fair value of embedded derivatives	—	84,868	41,265	(16,683)
Settlement of prior debt owed	732,561	—	732,561	769,148
Total other income (expense), net	647,595	(29,006)	626,647	561,506
Loss before provision for income taxes	(527,019)	(631,441)	(1,352,195)	(701,383)
Provision for income taxes	—	—	—	—
Net loss	(527,019)	(631,441)	(1,352,195)	(701,383)
Preferred stock dividend	—	(4,390)	—	(18,844)
Net loss attributable to common stockholders	$(527,019)	$(635,831)	$(1,352,195)	$(720,227)

Net loss attributable to common stockholders per common share (basic and diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted-average shares used in computing loss per common share:	398,153,951	191,427,247	366,026,275	161,593,368

Andalay Solar, Inc., 2721 Shattuck Ave., #305, Berkeley, CA  94705
 www.andalaysolar.com

Andalay Solar, Inc.
Condensed Consolidated Balance Sheets
	June 30, 2015 (unaudited)	December 31, 2014 (1)
Assets
Current assets:
Cash	$23,654	$61,542
Accounts receivable, net	117,515	118,456
Other receivable	102,452	—
Inventory	231,694	728,372
Prepaid expenses and other current assets	140,301	280,066
Total current assets	615,616	1,188,436
Property and equipment, net	—	699
Patents, net	1,114,950	1,131,327
Other assets, net	116,255	240,478
Total assets	$1,846,821	$2,560,940

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,423,401	$3,345,361
Accrued liabilities	247,674	104,229
Accrued warranty	936,561	938,466
Deferred revenue	—	15,450
Derivative liability – embedded conversion feature	—	129,598
Credit facility	—	500,000
Note payable – short-term	261,755	109,164
Convertible notes and beneficial conversion feature – short-term	316,735	30,000
Total current liabilities	4,186,126	5,172,268

Convertible notes, less current portion (net of discount)	—	343,499
Total liabilities	4,186,126	5,515,767

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value; 1,250,000,000 shares authorized; 398,153,951 and 279,475,332 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	398,154	279,475
Additional paid-in capital	83,875,990	82,026,952
Accumulated deficit	(86,613,449)	(85,261,254)
Total stockholders’ deficit	(2,339,305)	(2,954,827)
Total liabilities and stockholders’ deficit	$1,846,821	$2,560,940

(1)  The condensed consolidated balance sheet as of December 31, 2014 has been derived from the audited consolidated financial statements as of that date.

Andalay Solar, Inc., 2721 Shattuck Ave., #305, Berkeley, CA  94705
 www.andalaysolar.com